SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Under Rule 14a-12.

Charles & Colvard, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Charles & Colvard, Ltd.

300 Perimeter Park Drive

Suite A

Morrisville, North Carolina 27560

(919) 468-0399

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2006

To The Shareholders Of Charles & Colvard, Ltd.:

Notice is Hereby Given that the Annual Meeting of the Shareholders of Charles & Colvard, Ltd. (the “Company”) will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 22, 2006 at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

1.	To elect seven members to the Board of Directors to serve until the annual meeting in 2007;

2.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Robert S. Thomas President & CEO

April 10, 2006

A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

300 Perimeter Park Drive

Suite A

Morrisville, North Carolina 27560

(919) 468-0399

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Charles & Colvard, Ltd. (the “Company”) in connection with the solicitation of proxies, by the Board of Directors of the Company, for use at the 2006 Annual Meeting of the Shareholders of the Company (the “Annual Meeting”) to be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 22, 2006 at 10:00 A.M., Eastern Daylight Savings Time, and all adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about April 10, 2006.

Voting Securities

The Company’s common stock, no par value per share (the “Common Stock”), is the only outstanding voting security of the Company. The Board of Directors has fixed the close of business on March 31, 2006 as the record date (the “Record Date”) for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of Common Stock as of the Record Date is entitled to one vote for each share of Common Stock held. As of February 28, 2006, there were 18,320,832 shares of Common Stock outstanding.

Voting Procedures

The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists.

Under North Carolina law, directors are elected by a plurality of the votes cast by the shares of Common Stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors. Under the Company’s Bylaws, the proposal to ratify the appointment of independent auditors for the year ending December 31, 2006 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and shares held of record by a broker, as nominee, that are not voted on such proposal will not affect the outcome of such proposal.

Voting of Proxies

The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company and named in this Proxy Statement, for the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending

December 31, 2006 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the Annual Meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

Expenses of Solicitation

The Company will bear the entire cost of the solicitation of proxies from its shareholders. Following the mailing of this Proxy Statement and the accompanying proxy card, the directors, officers and employees of the Company may solicit proxies on behalf of the Company in person, by telephone or by other electronic means. The Company may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board of Directors, as provided by North Carolina law and the Company’s Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by the Company’s officers and employees. The directors are kept informed of the Company’s operations at meetings of the Board, through reports and analyses prepared by, and discussions with, the Company’s management.

The Board of Directors meets on a regularly scheduled basis and met twelve times during the year ended December 31, 2005. During 2005, all but two directors attended 100% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors on which that director served. Due to other business obligations, two directors missed one meeting each. All directors attended the 2005 annual meeting.

The Bylaws of the Company provide that the Board of Directors shall consist of one or more members and at any time that it consists of nine or more members the terms shall be staggered. Under North Carolina law, the Company cannot have staggered director terms unless it has at least nine Directors. Accordingly, newly elected Directors will serve one-year terms.

The seven persons named below have been nominated to serve on the Board of Directors until the 2007 Annual Meeting of the Shareholders or until their successors are elected and qualified. The age and a brief biographical description of each director nominee are set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such nominees contained in this proxy statement has been furnished to the Company by the nominees. Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

Walter J. O’Brien, Jr. is retiring from the Board of Directors. Mr. O’Brien has been a director of the Company since May 2000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Nominees for Election as Directors

Frederick A. Russ (61) has served as a director of the Company since November 1996 and as Chairman of the Board from May 2000 to May 2001. Dr. Russ has served as Senior Vice Provost since October 2004 and as Dean of the College of Business Administration at the University of Cincinnati from September 1994 to October 2004. Dr. Russ has also served as the marketing department head at both the University of Cincinnati and the University of North Carolina, where he was the C. Knox Massey Professor of Business Administration. At the

two schools he taught graduate and undergraduate courses ranging from advertising and marketing research to sales management and corporate strategy. Dr. Russ served on the Board of Directors of Cree, Inc. from 1988 to 1992. He earned his Ph.D. in industrial administration at Carnegie-Mellon University. In Cincinnati, Dr. Russ serves on the Executive Committee of the Economics Center for Education and Research. He is also on the Board of Kendle International (KNDL), where he chairs the Corporate Governance Committee and serves on the Compensation Committee. He is a member of the American Marketing Association, the Association for Consumer Research, and Leadership Cincinnati Class XX.

Robert S. Thomas (58) has served as the President and Chief Executive Officer of the Company since July 2000 and as Chairman of the Board since May 2001. From June 1998 to July 2000, Mr. Thomas served as the President and Chief Operating Officer of the Company. From November 1996 to June 1998, Mr. Thomas served as a consultant to the Company on various financing and sales related matters. From October 1977 to November 1996, Mr. Thomas was employed with Morven Partners, one of the nation’s largest processors and distributors of both raw and processed edible nuts, and its predecessor companies in various capacities including President and Chief Executive Officer. Since November 2000, Mr. Thomas has served as a member of the Board of Directors of The University of North Carolina Health Care System. Mr. Thomas earned his Bachelor of Science degree in Business Administration from West Virginia University.

George A. Thornton, III (65) has served as a director of the Company since May 2001. Since June 1984, Mr. Thornton has been a real estate developer. Additionally, from 1997 to 1998, Mr. Thornton served in various capacities including as Chief Executive Officer of Rhodes Furniture, Inc. From 1984 to 1997, Mr. Thornton was a marketing consultant to Kincaid Furniture. Mr. Thornton earned his Associate of Arts degree from Louisburg College.

Laura C. Kendall (54) has served as a director of the Company since May 2003. Since April 2003, Ms. Kendall has been the chief financial officer of Tanner Companies LLC, which designs and manufactures women’s high fashion luxury apparel under the brand names Doncaster and elana, for sale through a national network of consultants. She is also the Chief Executive Officer of CFOdynamics LLC, which provided financial advisory services to middle market businesses. From January 1997 to January 2002, Ms. Kendall was Executive Vice President and Chief Financial Officer of Delhaize America, Inc., a publicly-held supermarket operator with approximately 1,400 stores in the eastern United States with sales of over $14 billion. Prior to 1997, Ms. Kendall spent 10 years with several publicly-held retail corporations in senior financial positions and eleven years in public accounting. Ms. Kendall is a member of the Board of Directors of Bank of Commerce, a bank organized under the laws of the State of North Carolina. Ms. Kendall earned her Bachelor of Business Administration degree from Western Michigan University and is a CPA licensed in Michigan.

Lisa A. Gavales (42) has served as a director of the Company since May 2004. Since August 2000, she has been Senior Vice President, Marketing Strategies for Bloomingdale’s, a 32 store chain with over $1.7 billion in sales. Bloomingdale’s is a leader in department store fashion, focusing on upscale apparel and home related goods with an emphasis on distinctive merchandise offerings. From 1994 thru 2000, Ms. Gavales held various other marketing, merchandising and strategic planning positions at Bloomingdale’s. Ms. Gavales earned both her MBA and Bachelor of Science in Marketing from the University of Bridgeport.

Geraldine L. Sedlar (55) has served as a director of the Company since May 2004. Ms. Sedlar, business owner and author, gained recognition with her first book On Target and again with her second book Don’t Retire, REWIRE. In 1994, she founded her executive search firm, Sedlar & Miners, specializing in the recruitment of senior management for Fortune 500 companies. In 2004, Ms. Sedlar transformed Sedlar & Miners into a consulting firm specializing in retirement solutions. From 1987 to 1994, Ms. Sedlar was Editor-At-Large of Working Woman Magazine. She served on the board of the YWCA of New York City for 10 years and chaired the 2000 member Academy of Women Achievers. She sits on the Board of Women’s Forum and sat on the Board of Trustees of the USS Intrepid Sea Air and Space Museum. Ms. Sedlar is a graduate of Michigan State University, and began her career as an assistant buyer in the Jewelry department of Abraham & Strauss.

Lynn L. Lane (54) has served as a director of the Company since May 2005. Ms. Lane has 31 years of financial business experience, for the last five years as Senior Vice President and Treasurer of Reynold’s American, Inc., formerly, R.J. Reynolds Tobacco Holdings, Inc. which she retired from in August 2004. Twenty-eight years of Ms. Lane’s business career were at either subsidiaries, affiliates or predecessors of Reynold’s American, Inc., formerly, R.J. Reynolds Tobacco Holdings, Inc., primarily in positions within the treasury function. Ms. Lane earned her Bachelor of Science in accounting from Guilford College and a Bachelor of Arts in economics and business administration from Greensboro College. Ms. Lane is a member of the Board of Directors for Southern Community Financial Corporation, a bank at which she serves as chairperson of the audit committee. In addition she serves as a trustee for Greensboro College and as a director for the East Carolina University Foundation.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee, established in October 1997, has the authority to nominate an independent public accounting firm to serve as the Company’s external auditor, to direct, monitor and discuss with such auditors the scope, timing and results of their audit, to implement internal accounting controls and to review the Company’s annual financial statements and the auditors’ report thereon. The Audit Committee, which had twelve meetings in 2005, is composed of Ms. Kendall, Dr. Russ, Ms. Gavales and Ms. Lane.

The Compensation Committee, established in October 1997, has the authority to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company’s insurance and benefits plans and to administer the Company’s stock option plans. The Compensation Committee also recommends to the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee, which had eight meetings in 2005, is composed of Ms. Gavales, Dr. Russ, Mr. O’Brien, Mr. Thornton and Ms. Sedlar.

The Nominating and Governance Committee, established in December 2003, is responsible for recommending candidates for election to the Board of Directors of the Company, making other recommendations to the Board for the improvement of the Company’s overall corporate governance, conflicts of interest and other related policies, principles and guidelines applicable to the Company as well as leading the Board in its annual review of the Board’s performance. Each of the members of the Nominating and Governance Committee is an “independent director” in accordance with the applicable rules promulgated by the SEC and NASDAQ listing standards. The Nominating and Governance Committee has adopted a formal written charter which addresses the director nomination process, a copy of which is available on the Company’s website at www.moissanite.com. The Nominating and Governance Committee, which held two meetings in 2005, is composed of Mr. O’Brien, Ms. Kendall, Ms. Sedlar, Mr. Thornton and Ms. Lane.

The Company Bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Shareholders. These provisions state that nominations for election as a director must be made in writing and be delivered or mailed to the CEO of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The CEO of the Company will provide the Nominating and Governance Committee with a copy of any such notification received by the Company from a shareholder purporting to nominate a candidate for election as a director.

It is the policy of the Company and the Nominating and Governance Committee to evaluate suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members, shareholders and third parties. Criteria used by the Nominating and Governance Committee in its evaluation of all candidates for nomination include: (1) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; (2) diversity of viewpoints, backgrounds, experiences and other demographics; (3) business or other relevant experience; and (4) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

No fees have been paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

It is the policy of the Company and its Board to encourage free and open communication between shareholders and the Board. Any shareholder wishing to communicate with the Board should send any communication to the Corporate Secretary, Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560. Any such communication should be in writing, and should state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This policy is not designed to preclude other communications between the Board and shareholders on an informal basis.

Code of Ethics

The Board of Directors has adopted two Codes of Ethics. One Code of Ethics applies to the Company’s chief executive and chief financial officers, while the other applies to all Company employees. Each Code of Ethics is available on the Company’s website at www.moissanite.com. The Company intends to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for the chief executive and chief financial officers by posting such information on its website.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that the members of the Audit Committee are independent, in accordance with applicable rules promulgated by the SEC and NASDAQ listing standards. Each member is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Ms. Kendall and Ms. Lane are “audit committee financial experts” as defined in Section 401(h) of Regulation S-K promulgated by the SEC under the Exchange Act of 1934, as amended.

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s accounting and financial reporting process, its compliance with legal and regulatory requirements and the quality of its external and internal audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee will continue to review and reassess the Charter annually and recommend any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2005, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management and Deloitte & Touche LLP (“D&T”), the Corporation’s independent auditors;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1 and discussed with D&T their independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and D&T, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

This Report is submitted by the Audit Committee.

Ms. Laura C. Kendall, Chairperson

Mr. Frederick A. Russ

Ms. Lisa A. Gavales

Ms. Lynn L. Lane

COMPENSATION OF DIRECTORS

At the February 14, 2006 meeting, the Board of Directors approved a proposal, effective May 22, 2006, whereby each non-employee director of the Company will receive (i) an annual retainer of $18,000, except for the Lead Director, who will receive an annual retainer of $25,000, and (ii) a per meeting fee ranging from $750 to $2,000. In addition each non-employee director will be granted restricted stock awards with a grant date value of $50,000, except for the Lead Director, who will be granted restricted stock awards with a grant date value of $55,000. The restricted stock awards will vest upon completion of service on the Board from the 2006 Annual Shareholder Meeting until the 2007 Annual Shareholder Meeting. Directors who are employees of the Company are not separately compensated for their service on the Board of Directors. The Lead Director is responsible for presiding at all executive sessions of the Board and acting as the liaison between the non-management directors and the Chairman of the Board. Beginning in May 2006, the Nominating and Governance Committee will recommend a Lead Director to the full Board for approval on an annual basis.

Pursuant to a proposal approved by the Board of Directors at its May 22, 2005 meeting, each non-employee director of the Company currently receives a retainer of $18,000 per annum, a per meeting fee ranging from $750 to $2,000 and 10,500 options with one year vesting.

All options granted to non-employee directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of 5 years.

DIRECTOR INDEPENDENCE

The Board of Directors has determined each of the following directors and director nominees to be an “independent director” in accordance with applicable rules promulgated by the SEC and NASDAQ listing standards.

Ms. Laura C. Kendall

Mr. Walter J. O’Brien

Mr. Frederick A. Russ

Mr. George A. Thornton

Ms. Lisa A. Gavales

Ms. Geraldine L. Sedlar

Ms. Lynn L. Lane

INFORMATION CONCERNING EXECUTIVE OFFICERS

Certain information as to executive officers of the Company is set forth below. Executive officers are appointed by and serve at the pleasure of the Board. The information appearing below and certain information regarding beneficial ownership of securities by such executive officers contained in this proxy statement has been furnished to the Company by the executive officers.

Robert S. Thomas (58) has served as the President and Chief Executive Officer of the Company since June 2000 and Chairman of the Board of Directors of the Company since May 2001. From June 1998 to June 2000, Mr. Thomas served as the President and Chief Operating Officer of the Company. From November 1996 to June 1998, Mr. Thomas served as a consultant to the Company on various financing and sales related matters. From October 1977 to November 1996, Mr. Thomas was employed with Morven Partners, one of the nation’s largest processors and distributors of both raw and processed edible nuts, and its predecessor companies in various capacities including President and Chief Executive Officer. Since November 2000, Mr. Thomas has served as a member of the Board of Directors of The University of North Carolina Health Care System. Mr. Thomas earned his Bachelor of Science degree in Business Administration from West Virginia University.

James R. Braun (51) has served as the Chief Financial Officer of the Company since June 2001 and as Treasurer and Secretary since September 2001. From November 1997 to prior to joining the Company he served as Executive Vice President and Chief Financial Officer of Webcraft Inc., a $500 million manufacturing company specializing in the printing of direct marketing materials. From June 1997 to November 1997, he was Vice President of Smith Technology, an environmental engineering company. From February 1988 to June 1997, he was Executive Vice President and Chief Financial Officer of Safeguard Business Systems, Inc., a business forms manufacturer. Mr. Braun earned his Bachelor of Science degree in Accounting from Villanova University.

Earl R. Hines (69) has served as Vice President of Manufacturing since February 2001 and as Senior Vice President of Manufacturing since February 2004. Mr. Hines served as Director of Manufacturing for the Company from March 1997 to February 2001. From April 1996 to March 1997, he was a lapidary consultant to the Company. From March 1990 to March 1997, Mr. Hines owned and operated GemCrafters of Raleigh, a business that focused on cutting colored gemstones and repairing and appraising jewelry.

Dennis M. Reed (38) has served as Executive Vice President of Sales and Chief Marketing Officer of the Company since May 2005. From October 2002 to May 2005, Mr. Reed served as the Vice President of Sales of the Company. From September 1997 to October 2002, he was Vice President, Sales and Marketing of the Retail Division of Commemorative Brands, Inc., a scholastic products and jewelry manufacturer. Mr. Reed earned his Bachelor of Science degree in Finance from Virginia Polytechnic Institute and State University.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation paid by the Company to the Company’s Chief Executive Officer and its other executive officers whose total salary plus bonus exceeded $100,000 in 2005 (collectively, the “Named Officers”)

Summary Compensation Table

	Annual Compensation					Long -Term Compensation
Name and Principal Position	Year (1)	Salary ($)		Bonus ($) (1)		Securities Underlying Options/SARs (Number of Shares) (1)(2)
Robert S. Thomas President & Chief Executive Officer	2005 2004 2003	$ $ $	227,083 192,000 183,900	$ $ $	203,095 40,000 —	26,250 65,623 —

Dennis M. Reed Executive Vice President of Sales and Chief Marketing Officer	2005 2004 2003	$ $ $	183,958 158,437 152,437	$ $ $	141,521 100,000 —	25,750 26,248 —

James R. Braun Chief Financial Officer, Secretary and Treasurer	2005 2004 2003	$ $ $	183,125 169,625 163,467	$ $ $	143,620 40,000 —	21,500 26,248 —

Earl R. Hines Senior Vice President of Manufacturing	2005 2004 2003	$ $ $	183,900 175,800 161,733	$ $ $	115,277 10,000 —	15,750 39,372 —

(1)	The bonus and options granted in 2005 to the above individuals, except for 32,810 options granted to Earl Hines in March 2004, were part of the 2004 Executive Bonus Plan and are in the table above as 2004 bonus and options. The bonus and options granted in 2006 to the above individuals were part of the 2005 Executive Bonus Plan and are in the table above as 2005 bonus and options.
(2)	Options granted in 2005 (for the 2004 year) have a term of 10 years and have an exercise price equal to the fair market value of the Common Stock on the date of grant and vested immediately on the grant date. Options granted in 2006 (for the 2005 year) have a term of 5 years and have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest at the end of three years.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Robert S. Thomas	65,623	32.3	$7.24	2/16/2015	$299,000	$757,000
Dennis M. Reed	26,248	12.9	$7.24	2/16/2015	$119,000	$303,000
James R. Braun	26,248	12.9	$7.24	2/16/2015	$119,000	$303,000
Earl R. Hines	6,562	3.2	$7.24	2/16/2015	$30,000	$76,000

(1)	These options have a term of 10 years and have an exercise price equal to the fair market value of the Common Stock on the date of grant and vested immediately on the grant date.
(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future Common Stock prices.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

The following table sets forth the number of shares of Common Stock covered by outstanding stock options held by the Named Officers at December 31, 2005.

	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end (2)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end (3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert S. Thomas	—	$—	358,566	16,734	$4,099,848	$79,169
Dennis M. Reed	—	$—	65,622	—	$748,422	$—
James R. Braun	—	$—	107,183	—	$1,377,985	$—
Earl R. Hines	150,877	$2,117,774	8,530	11,157	$67,857	$52,784

(1)	Value represents the difference between the option price and the market value of the Common Stock on the date of exercise.
(2)	Exercisable options have a term of 10 years and have an exercise price equal to the fair market value of the Common Stock on the date of grant and generally vested within a three year period. Unexercisable options vest in November 2006.
(3)	Value represents the difference between the option price and the market value of the Common Stock at fiscal year-end.

Employment Agreements and Other Arrangements

The Company has entered into an employment agreement with Robert S. Thomas, the Company’s President and Chief Executive Officer. Mr. Thomas’ employment agreement, which expires annually on February 28, automatically renews on an annual basis and entitles Mr. Thomas to receive a salary of $300,000 and to participate in the Company’s incentive compensation plans. If the Company terminates Mr. Thomas’s employment without cause, Mr. Thomas is entitled to receive, for the remaining term of his employment agreement, annual compensation equal to the highest annual compensation (including all cash bonuses and other cash-based benefits) received by him during the immediately preceding three calendar years (the “Termination Consideration”), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan. If the Company experiences a change of control and Mr. Thomas voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Mr. Thomas a lump sum equal to approximately three times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Mr. Thomas is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year. Mr. Thomas also participates in the Company’s annual incentive plan.

The Company also entered into an employment agreement with Dennis M. Reed, the Company’s Executive Vice President of Sales and Chief Marketing Officer. Mr. Reed’s current employment agreement, which expires annually on August 1 and automatically renews on an annual basis, entitles Mr. Reed to receive a base salary of $225,000. Mr. Reed has rights substantially the same as those granted to Mr. Thomas in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Reed is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The Company has also entered into an employment agreement with James R. Braun, the Company’s Vice President-Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Braun’s employment agreement, which expires annually on June 3 and automatically renews on an annual basis, entitles Mr. Braun to receive a salary of

$215,000 and to participate in the Company’s incentive compensation plans. Mr. Braun has rights substantially the same as those granted to Mr. Thomas in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Braun is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The Company has also entered into an employment agreement with Earl R. Hines, the Company’s Senior Vice President of Manufacturing. Mr. Hines’ current employment agreement, which expires annually on August 31 and automatically renews on an annual basis, entitles Mr. Hines to receive a base salary of $187,200 and to participate in the Company’s incentive compensation plan. Mr. Hines has rights substantially the same as those granted to Mr. Thomas in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hines is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees for a period of one year.

The 1996 Stock Option Plan of C3, Inc. provides that, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable. The 1997 Omnibus Plan provides that, upon a change of control of the Company (as defined in the 1997 Omnibus Plan), all options and SARs outstanding as of the date of the change of control shall become fully exercisable, any restrictions applicable to any restricted awards shall be deemed to have expired, and restricted awards shall become fully vested and payable to the fullest extent of the original award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interests of participants under the plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2005 has ever served as an officer or employee of the Company. No interlocking relationships exist between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Robert S. Thomas, the Company’s President and Chief Executive Officer, participated in the process of determining the compensation to be paid to certain other executive officers during 2005. See “Compensation Committee Report”. All members of the Board of Directors have purchased and hold securities of the Company. See “Security Ownership of Management and Certain Beneficial Owners.”

COMPENSATION COMMITTEE REPORT

This report has been prepared to describe the Company’s executive compensation policies and the basis for the compensation earned by the Named Officers, during the year ended December 31, 2005.

General.    The Compensation Committee of the Board of Directors was established in October 1997. The Compensation Committee is authorized to review and approve the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company’s insurance and benefits plans and to administer the Company’s stock option plans. The Compensation Committee also recommends for review and approval by the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee is composed of Ms. Gavales, Dr. Russ, Mr. O’Brien, Mr. Thornton and Ms. Sedlar, each of whom has been determined by the Company to be an “independent director” in accordance with applicable rules promulgated by the SEC and NASDAQ listing standards.

Objectives and Philosophies.    The Compensation Committee employs compensation practices designed to (i) attract and retain qualified executives, (ii) align the interests of executives with the long-term interests of the Company’s shareholders and (iii) motivate executives to achieve targeted objectives. In furtherance of these goals, base salaries are generally evaluated annually to ensure that executives are compensated at levels that take into account both competitive and performance factors. The Company also relies to a substantial degree on stock options to attract and motivate its executives. Generally, compensation arrangements for executive officers consist of base salary, annual incentive plan, stock option grants and other benefits available to other employees of the Company.

In 2005 the committee engaged a nationally recognized consulting firm specializing in compensation and employee benefits to provide their independent review of executive officers’ and directors’ compensation. The objectives of the independent review were to (1) assess the competitiveness of the Company’s total compensation program for executive officers and non-employee directors and (2) review performance based cash and stock compensation practices among peer companies. The consultant compared base salary, benefits, annual incentive and long term compensation for each executive officer to a peer group of companies having similar characteristics as the Company. The incentive plans for both executive officers and non employee directors approved by the Compensation Committee in February 2006 were primarily based on this compensation study.

Cash Compensation.    The Committee determines the base salary of the chief executive officer and reviews and approves base salaries for the Company’s other executive officers annually. In adjusting salaries, the Committee examines both qualitative and quantitative factors relating to corporate and individual performance. The qualitative factors in general involve a subjective assessment by the Committee. The Committee does not base its considerations on any single performance factor, nor does it apply any formulaic relationship between the Company’s performance and salary levels. Instead it considers a variety of factors and evaluates individual performance against those factors both in absolute terms and in relation to the competitive market for executives in similar positions. The Committee also relies on the evaluations and recommendations of Mr. Thomas, who has served as President of the Company since 1998, in approving salary adjustments for other executive officers.

Equity Incentives.    The Company utilizes stock options, and beginning in 2006 restricted stock awards, granted under the Company’s 1997 Omnibus Stock Plan of C3, Inc., which is administered by the Compensation Committee, to align shareholder and management interests by giving executive officers a substantial economic stake in the long-term appreciation of the Company’s stock. Since the Company’s initial public offering in 1997, all options granted under the plan have been awarded with exercise prices equal to or greater than the market value of the underlying stock on the grant date. Generally, non-executive employee option grants are awarded with a ten-year term and are subject to vesting over three years. Options issued pursuant to the Company’s Executive Compensation Plan through 2004 vested immediately. Options issued pursuant to the Company’s 2005 Executive Compensation Plan have a five year term and vest at the end of three years. The Company currently has no plans to award additional options under the 1996 Stock Option Plan of C3, Inc.

The Compensation Committee takes into account all factors it deems appropriate in reviewing proposed option grants to executive officers, including the officer’s position and level of responsibility, the officer’s existing unvested option holdings, the potential reward to the officer if the stock price appreciates and the competitiveness of the officer’s overall compensation arrangements, including stock options. Outstanding performance by an individual may also be taken into consideration. Option grants are often made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Compensation Committee relies on Mr. Thomas’s evaluations and recommendations in approving option grants to other executive officers.

Annual Incentive Plan.    In February 2005, the Board of Directors adopted the Management Incentive Plan for 2005. This plan offered key employees of the Company incentive awards in the form of cash payments and/or stock option grants based upon the Company’s attainment of certain performance goals. In February 2006, the Board of Directors approved, after approval and recommendation by the Compensation Committee, $603,513 in cash payments and granted 89,250 stock options to executive officers of the Company pursuant to the Incentive Plan. All equity awards were made pursuant to the Company’s 1997 Omnibus Stock Plan, as amended. All equity awards will vest in full after three years. In addition, the Board of Directors approved cash bonuses and stock option awards for additional non-executive employees totaling $171,020 in cash and covering an aggregate of 15,750 shares of the Company’s common stock.

On February 14, 2006, the Board of Directors approved two incentive plans for 2006, the Management Incentive Plan and the Quarterly & Annual Incentive Plan for Non-Officer Employees. The principal purpose of each of the plans is to provide incentives to meet or exceed certain Company goals for 2006. Both plans provide for cash and equity awards. All equity awards, if any, will be made pursuant to the Company’s 1997 Omnibus Stock Plan, as amended. The specific criteria used to determine whether any eligible participant will receive an award include the Company’s net sales and net income and, for participants under the Management Plan and for certain director level employees under the Non-Officer Employee Plan, other key objectives as set by the Company.

Chief Executive Officer Compensation.    The Chief Executive Officer’s compensation is based upon the same factors as described above for other executive officers. See “Cash Compensation” and “Annual Incentive Plan.” Mr. Thomas’s cash compensation level was initially established in 1998 in connection with the negotiation of the terms of his employment with the Company. In May 2005, the Committee made an adjustment in Mr. Thomas’s salary , increasing it from $200,000 to $250,000, and in February 2006 increased it to $300,000, in each case to more closely match market conditions. The February 2006 salary adjustment for Mr. Thomas was primarily based on recommendations from the compensation study prepared by a nationally recognized consulting firm in the second half of 2005. Mr. Thomas also participates in the Management Incentive Plan. See “Annual Incentive Plan.” On February 14, 2006, after approval of and recommendation by the Compensation Committee, the Board awarded Mr. Thomas a cash bonus of $203,095 and 26,250 stock options pursuant to the 2005 Management Incentive Plan. The stock options were granted under the Company’s 1997 Omnibus Stock Plan, as amended and vest in full after three years. The cash bonus and stock option awards granted to Mr. Thomas under the 2005 Management Incentive Plan were primarily based on the company reaching certain Net Sales and Net Income goals in 2005 as well as the successful completion of certain key objectives by the management team for which Mr. Thomas was responsible, including, but not limited to, the implementation of internal controls to ensure compliance with certain accounting requirements, the identification of new manufacturing customers, and the development and publication of new brand identity guidelines for Charles & Colvard created moissanite.

This Report is submitted by the Compensation Committee.

Lisa A. Gavales, Chairperson

Frederick A. Russ

Walter J. O’Brien

George A. Thornton

Geraldine L. Sedlar

STOCK PERFORMANCE GRAPH

The following line graph and table illustrate the five-year cumulative total shareholder return of the Company’s Common Stock and the cumulative total return over the same period of (i) the NASDAQ Market Index—US and (ii) a peer group composed of Movado Group, Inc. and Lazare Kaplan International Inc. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

COMPARE CUMULATIVE TOTAL RETURN

AMONG CHARLES & COLVARD, LTD.,

NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 2000

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DECEMBER 31, 2005

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Charles & Colvard, Ltd.	100.00	110.64	381.56	292.91	754.61	1,504.28
Peer Group Index	100.00	127.42	120.75	178.04	238.20	229.81
NASDAQ Market Index—U.S.	100.00	78.02	53.42	80.13	87.02	88.21

The Company’s peer group primarily consists of gemstone, watch or jewelry manufacturers that sell their products to retail jewelers, shopping channels and catalogs. While these companies have been selected on the basis of the similarities between their businesses and the business of the Company, the Company, unlike the members of the peer group, manufactures and sells a patented lab-created jewel that is not currently available from other sources. The Company therefore believes that comparisons between the Company and the peer group may not accurately and reliably reflect the relative performance of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of Common Stock as of February 28, 2006 by (i) each person known by the Company to own beneficially five percent or more of the Company’s outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) each executive officer of the Company; and (iv) all current directors, director nominees and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

Name (1)	Common Stock Beneficially Owned	Percent of Class
Robert S. Thomas (2)	1,789,689	9.6%
Chester L. F. Paulson (3)	1,230,326	6.7%
Frederick A. Russ (4)	347,837	1.9%
James R. Braun (5)	122,407	*
Walter J. O’Brien (6)	104,606	*
Dennis M. Reed (7)	72,776	*
George A. Thornton, III (8)	61,426	*
Laura C. Kendall (9)	48,000	*
Lisa A. Gavales (10)	40,831	*
Geraldine L. Sedlar (11)	23,624	*
Lynn L. Lane (12)	12,312	*
Earl R. Hines (13)	11,985	*
Directors, Nominees and Executive Officers as a Group (11 persons) (14)	2,635,493	13.9%

*	Indicates less than one percent
(1)	Unless otherwise indicated, the address of each person is 300 Perimeter Park Drive, Suite A, Morrisville, NC 27560.
(2)	Includes (i) 44,625 shares of Common Stock held jointly by Mr. Thomas and his spouse, Mary Ann Thomas, over which Mr. Thomas has shared voting and investment power, and (ii) 340,545 shares of Common Stock issuable to Mr. Thomas upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.
(3)	Information obtained from Schedule 13G dated February 6, 2006 as filed with the Securities Exchange Commission. The mailing address of Mr. Paulson and Paulson Investment Company is 811 S.W. Naito Parkway, Suite 200, Portland, OR 97204.
(4)	Includes 40,030 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.
(5)	Includes (i) 6,562 shares of Common Stock held jointly by Mr. Braun and his spouse Cherie Braun, over which Mr. Braun has shared voting and investment power, and (ii) 107,183 shares of Common Stock issuable to Mr. Braun upon exercise of options granted under the 1997 Omnibus Plan.
(6)	Includes 42,000 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(7)	Includes (i) 7,154 shares of Common Stock held jointly by Mr. Reed and his spouse Bonnie Reed, over which Mr. Reed has shared voting and investment power and (ii) 65,622 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(8)	Includes 10,500 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(9)	Includes 31,500 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(10)	Includes 10,500 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

(11)	Includes 21,000 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(12)	Includes (i) 1,812 shares of Common Stock held jointly by Ms. Lane and her spouse Lewis Patrick Lane, III over which Ms. Lane has shared voting and investment power and (ii) 10,500 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.
(13)	Includes (i) 250 shares of Common Stock held jointly by Mr. Hines and his spouse, Jacqueline Hines, over which Mr. Hines has shared voting and investment power, (ii) 8,530 shares of Common Stock issuable to Mr. Hines upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan and (iii) 3,205 shares of Common Stock issuable to Mrs. Hines upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.
(14)	Includes (i) 60,403 shares of Common Stock over which certain directors and executive officers have shared voting and investment power, and (ii) 691,115 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. Does not include 1,230,326 shares owned by Chester L.F. Paulson.

CERTAIN TRANSACTIONS

Fairness of Transactions

All agreements entered into between the Company and its officers and directors during 2005 were approved by a majority of the Board. Future transactions between the Company and any officer, director, five percent shareholder or affiliate of the Company will be approved by a majority of the Board of Directors and will be on terms no less favorable to the Company than could be obtained in substantially similar transactions with unaffiliated third parties.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed to the Company during 2005 and 2004 by Deloitte & Touche, LLP for services rendered are set forth in the following table:

	Amount of Fee
Type of Service	2005	2004
Audit Fees	$392,000	$161,000
Audit-Related Fees	$0	$0
Tax Services	$22,000	$22,000
All Other Fees	$0	$0

Audit fees are for professional services performed for the audit of the Company’s annual financial statements including any changes in such terms, conditions and fees resulting from changes in the scope of the audit or other matters, as well as other audit services that may not have been covered by the audit engagement letter but that only the independent auditors reasonably can provide. Audit fees in 2005 also includes fees billed or expected to be billed for professional services for the audit of the Company’s internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

Tax Services are the preparation of the Company’s Federal and State Tax return as well as certain tax consulting services.

The Board has an Audit Committee Pre-Approval Policy. Pursuant to the Pre-Approval Policy, all new projects (and fees) incurred with the Company’s independent auditors either must be authorized in advance under the guidelines set forth in the Pre-Approval Policy or approved in advance by the full Audit Committee. Pre-approval under the Policy is generally provided for up to one year, is limited to certain projects listed in the Policy, and is subject to meeting a specific budget for each project, which budget is contained in the Policy. Any project that falls within the scope of the Policy may be approved by the chairperson of the Audit Committee or his or her designee, while all other projects must be specifically approved by the full Audit Committee. All new projects authorized in 2005 were approved in advance by the Audit Committee.

The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to Deloitte & Touche, LLP in 2005 and the proposed non-audit services and proposed fees for 2006 and determined that such services and fees were compatible with the independence of the auditors. During 2005, Deloitte & Touche, LLP did not utilize any leased personnel other than permanent, full time employees in connection with the audit.

The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2006, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has acted as independent auditors of the Company since February 1997. Representatives of Deloitte & Touche LLP who are expected to be present at the Annual Meeting will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SHAREHOLDER PROPOSALS

Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting. All shareholder proposals intended to be presented at the 2007 Annual Meeting of the Shareholders of the Company must be received by the Company no later than December 12, 2006 for inclusion in the Proxy Statement and proxy card relating to such meeting. In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company’s proxy statement, the Company’s Bylaws provide that the shareholder must give timely written notice of the proposal to the chief executive officer of the Company. Notice will be considered timely if it is mailed or delivered (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting. If the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Accordingly, notice of proposals to be brought before the 2007 Annual Meeting of Shareholders must be mailed or delivered no earlier than February 22, 2007 and no later than March 24, 2007 to be considered timely.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 2005 all such persons filed such reports on a timely basis, except that Walter O’Brien did not timely file two Form 4’s to report the sale of stock within two days of the sale. These Form 4’s were filed one business day later.

ADDITIONAL INFORMATION

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules are available on the Company’s website at www.moissanite.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to James R. Braun, Chief Financial Officer, at Charles & Colvard, Ltd., 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina 27560.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

By Order of the Board of Directors,

Robert S. Thomas President & CEO

April 10, 2006

P R O X Y

Charles & Colvard, Ltd.

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Charles & Colvard, Ltd., a North Carolina corporation (the “Company”), hereby appoints Robert S. Thomas and James R. Braun as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, no par value, of the Company held of record by the undersigned on March 31, 2006 at the Annual Meeting of the Shareholders of the Company to be held on May 22, 2006 or any adjournment thereof.

1.	ELECTION OF DIRECTORS
	☐ FOR all nominees listed below (except as marked below)	☐ WITHHOLD AUTHORITY for all nominees

INSTRUCTION:    To withhold authority to vote for any individual nominee, mark the box next to that nominee’s name.

      Nominees:

	Frederick A. Russ [ ]	Robert S. Thomas [ ]	George A. Thornton, III [ ]	Laura C. Kendall [ ]	Lisa A. Gavales [ ]

	Geraldine L. Sedlar [ ]	Lynn L. Lane [ ]

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 2006.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of the Shareholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ELECT THE PERSONS NAMED ABOVE AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.

(continued on other side)

Please sign this proxy exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held by a corporation, please sign the full name of the corporation by an authorized officer. If shares are held by a partnership, please sign the full name of the partnership by an authorized person.

Signature:

Signature:
(if held jointly)

Dated:

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.